EXHIBIT (A)(1)(v)

Offer to Repurchase
up to 4,960,940 of the Issued and Outstanding Shares of Common Stock
of
THE NEW GERMANY FUND, INC.
at
96% of Net Asset Value Per Share
by
THE NEW GERMANY FUND, INC.
in Exchange for Portfolio Securities of
THE NEW GERMANY FUND, INC.

THE OFFER TO REPURCHASE WILL EXPIRE AT 5:00 P.M., EASTERN TIME,
ON FEBRUARY 1, 2008, UNLESS THE OFFER IS EXTENDED.

THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE CONDITIONS LISTED IN THE OFFER TO REPURCHASE UNDER “CERTAIN CONDITIONS OF THE OFFER.”

To Our Clients:

Enclosed for your consideration is the Offer to Repurchase, dated December 21, 2007 (the “Offer to Repurchase”), of The New Germany Fund, Inc., a closed-end management investment company incorporated under the laws of the state of Maryland (the “Fund”), and a related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), pursuant to which the Fund is offering to repurchase up to 4,960,940 (approximately 20%) of its issued and outstanding shares of common stock, par value $0.001 per share (the “Fund Shares”). As of December 19, 2007, 24,804,698 Fund Shares were outstanding. The offer is to purchase Fund Shares in exchange for a pro rata portion of the Fund’s Portfolio Securities (other than securities that (i) are not publicly traded, (ii) would need to be registered under the Securities Act of 1933, as amended, if distributed in the repurchase, (iii) are issued by entities in countries which restrict or prohibit the holding of securities by non-nationals other than through qualified investment vehicles, or whose distribution would require registration under or otherwise be contrary to applicable local laws, rules or regulations or (iv) involve the assumption of contractual obligations or trading restrictions) (the “Portfolio Securities”) held in the Fund’s investment portfolio, subject to adjustment for fractional shares of Portfolio Securities and odd lots, at a price equal to 96% of the net asset value (“NAV”) per Fund Share determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”), the principal market in which the Fund Shares are traded, on the business day after the day the offer expires (the “Repurchase Pricing Date”). The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Repurchase and the related Letter of Transmittal. The Offer will expire at 5:00 p.m., Eastern time, on February 1, 2008, unless extended.

The Offer to Repurchase and the Letter of Transmittal are being forwarded to you for your information only and cannot be used by you to tender Fund Shares held by us for your account. We are the holder of record of Fund Shares held for your account. A TENDER OF SUCH FUND SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND ONLY PURSUANT TO YOUR INSTRUCTIONS.

Your attention is called to the following:

(1) The purchase price to be paid for the Fund Shares is an amount per Share equal to a pro rata portion of the Fund’s Portfolio Securities, subject to adjustment for fractional shares of Portfolio Securities and odd lots, at a price equal to 96% of the NAV per Fund Share determined as of the close of the regular trading session of the NYSE on the Repurchase Pricing Date.

(2) The Offer is not conditioned upon any minimum number of Fund Shares being tendered.

(3) Upon the terms and subject to the conditions of the Offer, the Fund will purchase all Fund Shares validly tendered on or prior to the Expiration Date.

(4) No fees or commission will be payable to the Fund in connection with the Offer. Except as mandated in Instruction 7, “U.S. Securities Transfer Taxes,” of the Letter of Transmittal, the Fund will pay any securities transfer taxes on the purchase of Fund Shares by the Fund pursuant to the Offer. However, a broker, dealer or other person may charge a fee for processing the transactions on behalf of shareholders.

(5) Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.

An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS TO US SHOULD BE FORWARDED AS PROMPTLY AS POSSIBLE IN ORDER TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE OFFER.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Fund Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with applicable law.

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION TO ANY SHAREHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING FUND SHARES IN THE OFFER. EACH SHAREHOLDER IS URGED TO READ AND EVALUATE THE OFFER AND ACCOMPANYING MATERIALS CAREFULLY.

Very Truly Yours,

The New Germany Fund, Inc.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter, and the enclosed Offer, dated December 21, 2007, relating to The New Germany Fund, Inc. (the “Fund”), to purchase up to 4,960,940 Fund Shares of its issued and outstanding common stock, par value $0.001 per share (the “Fund Shares”).

This will instruct you to tender to the Fund the number of Fund Shares indicated below (which are held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer that you have furnished to the undersigned.

AGGREGATE NUMBER OF FUND SHARES TO BE TENDERED:
          FUND SHARES
ENTER NUMBER OF FUND SHARES TO BE TENDERED.

SIGN HERE

Account Number:	Signature:

Dated:

Please print name(s) and address(es)

Daytime Area Code and Tel. No.

Taxpayer Identification No. or Social Security No.